Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS ADJUSTED FULL YEAR AND

FOURTH QUARTER 2008 FINANCIAL AND OPERATIONAL

RESULTS AND 2009 CAPITAL EXPENDITURES

HOUSTON — February 26, 2009 — W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the fourth quarter and full year 2008. Some of the highlights include:

•	Revenues increased to a record $1.2 billion and EBITDA and Adjusted EBITDA increased to a record $897.4 million and $883.9 million, respectively, for the year

•	W&T achieved 77% success in its exploration and development drilling program in 2008, including successfully drilling 18 of 24 exploration wells and two of two development wells

•	W&T replaced 108% of production with the drill bit and acquisitions, excluding revisions and extensions

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “2008 was a record year for the Company in terms of revenue and EBITDA. We also faced many challenges. The most significant of those challenges included production interruptions from two hurricanes in the Gulf of Mexico and severe commodity price swings that have required us to report a non-cash ceiling test impairment as well as negative revisions to our proved reserves. However, as we enter the first few months of 2009, we remain confident in our ability to build on the Company’s long-term track record for successfully finding and purchasing reserves. Also, as production volumes increase and service costs decline, we believe we can continue to generate healthy operating cash flow over time. Furthermore, our strong liquidity position allows us to remain flexible in pursuing various growth alternatives including acquisitions, drilling and other strategic opportunities.”

Revenues, Net Income and EPS: Net loss for the fourth quarter of 2008 was $851.4 million, or $11.21 per diluted share, on revenues of $108.3 million, compared to net income for the same quarter of 2007 of $49.4 million, or $0.65 per diluted share, on revenues of $339.5 million. Net income decreased in the fourth quarter 2008, principally due to a ceiling test impairment of $1.2 billion, a decrease in our average realized price to $6.68 per thousand cubic feet equivalent (“Mcfe”) from $9.88 per Mcfe in 2007, and the deferral of production caused by Hurricane Gustav in late August 2008 and Hurricane Ike in early September 2008.

The net loss for the fourth quarter of 2008 includes the impact of the $1.2 billion ceiling test impairment ($769 million after-tax) and a $2.6 million unrealized derivative gain ($1.7 million after-tax). For the fourth quarter of 2007, net income reflects the impact of an unrealized derivative loss of $16.5 million ($11.3 million after-tax). Without the effect of the ceiling test impairment and the unrealized derivative gain, the net loss for the fourth quarter of 2008 would have been approximately $84.3 million, or $1.11 per diluted share. Net income without the effect of the unrealized derivative loss for the corresponding quarter of 2007 would have been approximately $60.7 million, or $0.80 per diluted share. See “Non-GAAP Information” later in this release.

The net loss for the year ended December 31, 2008 was $558.8 million, or $7.36 per diluted share. Without the effect of the ceiling test impairment and an unrealized derivative gain of $13.5 million ($9.1 million after-tax), net income would have been $200.9 million or $2.64 per diluted share, on revenues of $1.2 billion. This compares to net income of $144.3 million, or $1.90 per diluted share, on revenues of $1.1 billion for 2007. Excluding the effect of the unrealized derivative loss and the loss on extinguishment of debt, net income would have been $171.5 million and earnings per diluted share would have been $2.26 in the 2007 period. Adjusted net income increased in 2008 from 2007 due to higher average commodity prices throughout a majority of

2008 and lower lease operating expenses (“LOE”). This was partially offset by lower production as a result of damages caused by Hurricanes Gustav and Ike, increased depreciation, depletion, amortization and accretion (“DD&A”) and higher general and administrative expenses (“G&A”). The decrease in unadjusted net income from 2007 to 2008 is primarily attributable to the ceiling test impairment recorded in 2008.

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in “Non-GAAP Information” later in this press release. Adjusted EBITDA for the fourth quarter of 2008 was $22.2 million, compared to $252.4 million during the prior year’s fourth quarter, or a 91% decrease. Net cash provided by operating activities for 2008 increased 28% to $882.5 million from $688.6 million in 2007. Adjusted EBITDA was $883.9 million for the year ended December 31, 2008, or an 8% increase, when compared to $820.0 million for the prior year period. Cash flow from operating activities and adjusted EBITDA were higher in 2008 due to higher realized prices on sales of our oil and natural gas production.

Production and Prices: During the fourth quarter of 2008, we sold 10.5 billion cubic feet (“Bcf”) of natural gas at an average price of $5.90 per thousand cubic feet (“Mcf”) and 1.0 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $48.59 per barrel (“Bbl”). On a natural gas equivalent (“Bcfe”) basis, we sold 16.2 Bcfe at an average price of $6.68 per Mcfe. For the fourth quarter of 2007, we sold 21.2 Bcf of natural gas at an average price of $7.28 per Mcf and 2.2 MMBbls of oil and natural gas liquids at an average price of $84.62 per Bbl. On a Bcfe basis, we sold 34.3 Bcfe at an average price of $9.88 per Mcfe. Lower volumes in fourth quarter of 2008 were largely due to deferred production from Hurricanes Gustav and Ike.

For the year ended December 31, 2008, we sold 56.1 Bcf of natural gas at an average price of $9.40 per Mcf and 7.0 MMBbls of oil and natural gas liquids at an average price of $98.72 per Bbl. On a Mcfe basis, the Company sold 97.9 Bcfe at an average price of $12.42 per Mcfe. In 2007, the Company sold 76.7 Bcf of natural gas at an average price of $7.20 per Mcf and 8.3 MMBbls of oil and natural gas liquids at an average price of

$67.58 per Bbl. On a Mcfe basis, the Company sold 126.5 Bcfe at an average price of $8.80 per Mcfe during the year ended December 31, 2007. Again, the decrease in annual production in 2008 from 2007 is largely due to shut-in production from Hurricanes Gustav and Ike.

Lease Operating Expenses: LOE for the fourth quarter of 2008 increased to $73.2 million, or $4.51 per Mcfe, from $65.6 million, or $1.91 per Mcfe, in the fourth quarter of 2007. LOE for the year ended December 31, 2008 was $229.7 million, or $2.35 per Mcfe, compared to $234.8 million, or $1.86 per Mcfe, in 2007. The increases on a per Mcfe basis in quarterly and year-to-date LOE are primarily attributable to deferral of production caused by Hurricanes Gustav and Ike. On a nominal basis, lease operating expenses for the fourth quarter of 2008 increased primarily due to $15.9 million in hurricane repair expenses in the fourth quarter of 2008 that were either not covered by insurance or have yet to be recovered from our insurance underwriters, versus $3.7 million during the fourth quarter of 2007. Total LOE for full year 2008 decreased due to lower workover expenses, a decrease in work performed by others on our non-operated properties and a decrease in insurance premiums, partially offset by higher operating costs and hurricane repair costs.

Depreciation, depletion, amortization and accretion: DD&A decreased to $108.6 million, or $6.69 per Mcfe, in the fourth quarter of 2008 from $159.6 million, or $4.65 per Mcfe, in the same period of 2007. Total DD&A decreased due to lower production volumes. DD&A for the year ended 2008 was $521.8 million, or $5.33 per Mcfe, compared to DD&A of $532.9 million, or $4.21 per Mcfe, for the same period in 2007. On a nominal basis, DD&A decreased due to decreased volumes produced in 2008, partially offset by a 23% reduction in proved reserves for the year ended December 31, 2008.

Ceiling Test Impairment: The Company incurred a non-cash ceiling test impairment of $1.2 billion (resulting in a charge to earnings of approximately $769 million after-tax) to the carrying value of the Company’s proved oil and gas properties as of December 31,

2008. The impairment results from the application of the full cost “ceiling test” under the full cost method of accounting. Under full cost accounting requirements, the carrying value of the Company’s oil and gas properties is evaluated on a quarterly basis and is limited to the present value of expected future cash flows of proved reserves using a 10-percent discount rate based on prices and costs at the end of the quarter plus the cost of unevaluated oil and gas properties (i.e. the cost center ceiling). A ceiling test impairment occurs when the carrying value of the oil and gas properties exceeds the cost center ceiling. The impairment is primarily attributable to lower prices for both oil and natural gas at December 31, 2008. The ceiling test impairment charge is a non-cash item and does not impact any of the covenants on the Company’s debt obligations. At December 31, 2008, the prices that were used were $37.71 per barrel for oil and natural gas liquids and $6.17 per Mcf natural gas, which represent the December 31, 2008 market prices adjusted for the Company’s average basis differentials. The further decline in oil and natural gas prices after December 31, 2008 may require us to record an additional ceiling test impairment in 2009. Conversely, if prices were to increase, reserves that were deemed uneconomic at December 31, 2008 may become economical again and allow such reserves to be reinstated. Again, any further ceiling test impairment will not impact any of the covenants of the Company’s debt obligations and is a non cash item.

Capital Expenditures and Operations Update: For the year ended December 31, 2008, capital expenditures were $774.9 million, consisting of $116.6 million for the acquisition of Apache’s interest in Ship Shoal 349 field, $337.6 million for exploration, $265.3 million for development activities and $55.4 million for seismic, capitalized interest and other leasehold costs. This compares to capital expenditures in 2007 of $361.2 million (before disposition of $1.8 million). Our capital expenditures for the year ended December 31, 2008 were financed by net cash provided by operating activities and cash on hand.

In 2008, the Company made discoveries and successfully completed 18 of 24 exploration wells, for a success rate of 75%, which included 16 out of 19 conventional shelf wells, and two of five wells on the deep shelf. Additionally, the Company successfully drilled and completed two of two development wells, both of which were on the conventional shelf. For the 26 wells drilled in 2008, the Company achieved a success rate of 77%.

Drilling Highlights: In the fourth quarter of 2008, the Company was 67% successful in the drilling of six exploration wells. One of the wells was located on the deep shelf while the remaining five were on the conventional shelf.

Successful Wells:

Lease Name/Well	Category	Working Interest %
Eugene Island 261 A-5ST	Exploration / Shelf	33%
Main Pass 108 E-1	Exploration / Shelf	75%
Ship Shoal 224 E-20	Exploration / Shelf	100%
Vermilion 225 B-7	Exploration / Shelf	94%

Non-commercial Wells:

Lease Name/Well	Category	Working Interest %
Eugene Island 186 #1	Exploration / Deep Shelf	100%
Main Pass 279 A-6ST	Exploration / Shelf	75%

Furthermore, at year-end 2008 we were in the early stages of drilling three exploration wells and two development wells. To date, we have drilled three successful exploration wells and one non-commercial development well.

Successful Wells:

Lease Name/Well	Category	Working Interest %
South Timbalier 320 A-7	Exploration / Deep Shelf	100%
Main Pass 283 A-3ST	Exploration / Shelf	100%
South Marsh Island 39 C-4	Exploration / Shelf	50%

Non-commercial Well:

Lease Name/Well	Category	Working Interest %
Vermilion 23 C-2ST	Development / Shelf	25%

Reserves: In 2008, W&T replaced 108% of its production through the drill-bit and acquisitions, excluding revisions and extensions. As of December 31, 2008, total proved reserves were 491.1 Bcfe, compared to proved reserves of 638.8 Bcfe as of December 31, 2007, a net reduction of 23%. This decline in reserves was primarily due to the decline in oil and natural gas prices. Year-end 2008 proved reserves are comprised of 46% natural gas and 54% oil and natural gas liquids. The present value of our total proved reserves discounted at 10%, which includes the impact of estimated asset retirement obligations and future income taxes, is $930.9 million, based on year-end prices of $6.17 per Mcf of natural gas and $37.71 per Bbl of oil and natural gas liquids. These prices represent the December 31, 2008 market prices adjusted for basis differentials. The Company’s estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2008
Classification of Reserves	Oil (MMBbls)	Gas (Bcf)	Total (Bcfe)	% of Total Proved	PV-10 (2) (In millions)
Proved developed producing	8.6	96.8	148.6	30%	$234.5
Proved developed non-producing (1)	16.0	89.5	185.5	38%	397.4

Total proved developed	24.6	186.3	334.1	68%	631.9
Proved undeveloped	19.3	41.6	157.0	32%	299.0

Total proved	43.9	227.9	491.1	100%	$930.9

(1)	Includes approximately 53.9 Bcfe of reserves with a PV-10 of $104.9 million that were shut-in at December 31, 2008 because of damage caused by Hurricane Ike in September 2008 to two of our operated platforms, nine non-operated platforms and certain other third party pipelines and processing facilities.
(2)	The PV-10 value is a non-GAAP measure and defined in the “Non-GAAP Information” later in this press release.

2008 Reserve Reconciliation:

	Oil and Liquids (MBbls)	Natural Gas (MMcf)	Total Oil and Natural Gas (MMcfe) (1)
Proved reserves as of December 31, 2007	50,997	332,819	638,799
Revisions due to pricing	(9,108)	(50,350)	(104,998)
Revisions due to hurricanes	(1,439)	(1,538)	(10,172)
Revisions due to performance	(1,652)	(32,462)	(42,375)
Discoveries and extensions (2)	3,700	25,035	47,236
Purchases of minerals in place (3)	8,348	10,439	60,528
Production	(6,970)	(56,072)	(97,892)

Proved reserves as of December 31, 2008	43,876	227,872	491,125

(1)	One million cubic feet equivalent (MMcfe) is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(2)	Substantially all of these volumes are attributable to extensions and discoveries resulting from our participation in the drilling of 18 successful exploratory wells in 2008, of which 16 were on the conventional shelf and two were on the deep shelf.
(3)	The amount relates to volumes attributable to the purchase of the remaining working interest in Ship Shoal 349 field from Apache.

2009 Capital Expenditures Budget: As a result of continued economic uncertainty, our drilling and capital expenditures in 2009 will be less than our drilling and capital expenditures in 2008. Our capital expenditure budget for 2009 is approximately $220 to $270 million and includes estimates for the completion of wells that were in progress at the end of 2008, wells or projects that we are presently committed to, lease saving operations, development wells where the rig is on location, scheduled recompletions and the development of our Green Canyon Block 646 prospect (“Daniel Boone”). We anticipate fully funding our 2009 capital expenditures with internally generated cash flow and cash on hand. We do not budget for acquisitions.

Outlook: The guidance for first quarter and full year 2009 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the first quarter and full year 2009 are shown in the table below.

2009 Production and Cost Guidance:

Estimated Production	First Quarter 2009	Full-Year 2009
Crude oil and NGL (MMBbls)	1.4 – 1.7	6.5 – 8.4
Natural gas (Bcf)	11.6 – 14.2	43.6 – 56.1
Total (Bcfe)	19.8– 24.2	82.8 –106.4

Operating Expenses ($ in millions, except as noted)	First Quarter 2009	Full-Year 2009
Lease operating expenses	$47 –$56	$214 –$256
Gathering, transportation & production taxes	$5 – $6	$20 – $24
General and administrative	$12 – $14	$45 – $48
Income tax rate*	35%	35%

*	Exclusive of valuation allowance adjustments.

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, February 26, 2009 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (303) 262-2053 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, March 5, 2009, and may be accessed by calling (303) 590-3000 and using the pass code 11126254.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues	$108,306	$339,456	$1,215,609	$1,113,749

Operating costs and expenses:
Lease operating expenses	73,193	65,604	229,747	234,758
Gathering, transportation costs and production taxes	1,831	6,821	24,784	21,447
Depreciation, depletion and amortization	98,386	154,022	482,464	510,903
Asset retirement obligation accretion	10,195	5,530	39,312	22,007
Impairment of oil and natural gas properties	1,182,758	—	1,182,758	—
General and administrative expenses	12,931	9,613	47,225	38,853
Derivative (gain) loss	(4,433)	21,450	16,464	36,532

Total costs and expenses	1,374,861	263,040	2,022,754	864,500

Operating income (loss)	(1,266,555)	76,416	(807,145)	249,249
Interest expense:
Incurred	13,791	14,414	54,001	62,188
Capitalized	(4,252)	(5,983)	(19,292)	(25,100)
Loss on extinguishment of debt	—	—	—	2,806
Other income	4,101	3,896	13,372	6,404

Income (loss) before income taxes	(1,271,993)	71,881	(828,482)	215,759
Income tax expense (benefit)	(420,577)	22,471	(269,663)	71,459

Net income (loss)	$(851,416)	$49,410	$(558,819)	$144,300

Earnings (loss) per common share:
Basic	$(11.21)	$0.65	$(7.36)	$1.90
Diluted	(11.21)	0.65	(7.36)	1.90

Weighted average shares outstanding:
Basic	75,940	75,788	75,917	75,787
Diluted	75,940	76,012	75,917	75,939

Consolidated Cash Flow Information
Net cash provided by (used in) operating activities	$(157,763)	$215,929	$882,496	$688,597
Capital expenditures-oil and gas properties	153,255	83,937	774,879	361,235

Other Financial Information
EBITDA	$24,784	$235,968	$897,389	$779,353
Adjusted EBITDA	22,216	252,439	883,888	819,990

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
Natural gas (MMcf)	10,485	21,229	56,072	76,727
Oil (MBbls)	958	2,185	6,970	8,301
Total natural gas and oil (MBoe) (1)	2,705	5,723	16,315	21,089
Total natural gas and oil (MMcfe) (2)	16,233	34,340	97,892	126,533

Average daily equivalent sales (MBoe/d)	29.4	62.2	44.6	57.8
Average daily equivalent sales (MMcfe/d)	176.4	373.3	267.5	346.7

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$5.90	$7.28	$9.40	$7.20
Oil ($/Bbl)	48.59	84.62	98.72	67.58
Barrel of oil equivalent ($/Boe)	40.06	59.30	74.50	52.81
Natural gas equivalent ($/Mcfe)	6.68	9.88	12.42	8.80

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$5.98	$7.31	$9.42	$7.28
Oil ($/Bbl)	50.24	82.04	94.67	67.01
Barrel of oil equivalent ($/Boe)	40.95	58.43	72.82	52.87
Natural gas equivalent ($/Mcfe)	6.83	9.74	12.14	8.81

Average per Boe ($/Boe):
Lease operating expenses	$27.05	$11.46	$14.08	$11.13
Gathering and transportation costs and production taxes	0.68	1.19	1.52	1.02
Depreciation, depletion, amortization and accretion	40.13	27.88	31.98	25.27
General and administrative expenses	4.78	1.68	2.89	1.84
Net cash provided by operating activities	(58.31)	37.73	54.09	32.65
Adjusted EBITDA	8.21	44.11	54.18	38.88

Average per Mcfe ($/Mcfe):
Lease operating expenses	$4.51	$1.91	$2.35	$1.86
Gathering and transportation costs and production taxes	0.11	0.20	0.25	0.17
Depreciation, depletion, amortization and accretion	6.69	4.65	5.33	4.21
General and administrative expenses	0.80	0.28	0.48	0.31
Net cash provided by operating activities	(9.72)	6.29	9.01	5.44
Adjusted EBITDA	1.37	7.35	9.03	6.48

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 and 2007 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2008	December 31, 2007
	Dollars in thousands
Assets
Current assets:
Cash and cash equivalents	$357,552	$314,050
Receivables	155,845	161,998
Prepaid expenses and other assets	30,417	43,645

Total current assets	543,814	519,693
Property and equipment – at cost:
Oil and gas properties and equipment (full cost method, of which $99,139 at December 31, 2008 and $278,947 at December 31, 2007 were excluded from amortization)	4,684,730	3,805,208
Furniture, fixtures and other	14,370	10,267

Total property and equipment	4,699,100	3,815,475
Less accumulated depreciation, depletion and amortization	3,217,759	1,552,744

Net property and equipment	1,481,341	2,262,731
Restricted deposits for asset retirement obligations and other assets	31,031	29,780

Total assets	$2,056,186	$2,812,204

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$3,000
Accounts payable	228,899	159,973
Undistributed oil and gas proceeds	29,716	47,911
Asset retirement obligations—current portion	67,007	19,749
Accrued liabilities	18,254	65,328
Income taxes	—	12,975

Total current liabilities	346,876	308,936
Long-term debt, less current maturities – net of discount	650,172	651,764
Asset retirement obligations, less current portion	480,890	438,932
Deferred income taxes	—	255,097
Other liabilities	6,021	6,135
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,291,408 and 76,175,159 shares at December 31, 2008 and December 31, 2007, respectively	1	1
Additional paid-in capital	372,595	365,667
Retained earnings	200,274	786,803
Accumulated other comprehensive loss	(643)	(1,131)

Total shareholders’ equity	572,227	1,151,340

Total liabilities and shareholders’ equity	$2,056,186	$2,812,204

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2008	2007
	(In thousands)
Operating activities:
Net income (loss)	$(558,819)	$144,300
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	521,776	532,910
Impairment of oil and natural gas properties	1,182,758	—
Amortization of debt issuance costs and discount on indebtedness	2,749	6,472
Loss on extinguishment of debt	—	2,806
Share-based compensation related to restricted stock issuances	6,029	3,409
Unrealized derivative (gain) loss	(13,501)	37,831
Deferred income taxes	(249,445)	8,751
Changes in operating assets and liabilities	(9,884)	(48,888)
Other	833	1,006

Net cash provided by operating activities	882,496	688,597

Investing activities:
Acquisition of property interest	(116,551)	—
Investment in oil and gas properties and equipment, net	(658,328)	(359,376)
Proceeds from insurance	5,828	—
Purchases of furniture, fixtures and other, net	(4,812)	(711)

Net cash used in investing activities	(773,863)	(360,087)

Financing activities:
Issuance of Senior Notes	—	450,000
Borrowings of other long-term debt	—	458,000
Repayments of long-term debt	(3,000)	(946,500)
Dividends to shareholders	(59,999)	(9,137)
Debt issuance costs and other	(2,132)	(6,058)

Net cash used in financing activities	(65,131)	(53,695)

Increase in cash and cash equivalents	43,502	274,815
Cash and cash equivalents, beginning of period	314,050	39,235

Cash and cash equivalents, end of period	$357,552	$314,050

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” “Adjusted EBITDA,” and “PV-10.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss, the loss on extinguishment of debt, and the impairment of oil and gas properties and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$(851,416)	$49,410	$(558,819)	$144,300
Unrealized derivative (gain) loss	(2,568)	16,471	(13,501)	37,831
Loss on extinguishment of debt	—	—	—	2,806
Income tax adjustment for above items	849	(5,149)	4,394	(13,459)
Impairment of oil and natural gas properties	1,182,758	—	1,182,758	—
Income tax adjustment on impairment	(413,965)	—	(413,965)	—

Adjusted net income (loss)	$(84,342)	$60,732	$200,867	$171,478

Adjusted earnings (loss) per share-diluted	$(1.11)	$0.80	$2.65	$2.26

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense (income), and depreciation, depletion, amortization, accretion and impairment of oil and gas properties. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our open derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. The following table presents a reconciliation of our consolidated net income (loss) to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)
	(Unaudited)
Net income (loss)	$(851,416)	$49,410	$(558,819)	$144,300
Income tax expense (benefit)	(420,577)	22,471	(269,663)	71,459
Net interest expense	5,438	4,535	21,337	30,684
Depreciation, depletion, amortization and accretion	108,581	159,552	521,776	532,910
Impairment of oil and natural gas properties	1,182,758	—	1,182,758	—

EBITDA	24,784	235,968	897,389	779,353
Adjustments:
Unrealized derivative (gain) loss	(2,568)	16,471	(13,501)	37,831
Loss on extinguishment of debt	—	—	—	2,806

Adjusted EBITDA	$22,216	$252,439	$883,888	$819,990

Reconciliation of PV-10 to Standardized Measure of Discounted Future Net Cash Flows

The PV-10, as calculated by our independent petroleum consultant, has been adjusted by the Company to include estimated asset retirement obligations discounted to their present values based on a 10% annual discount rate and using the same estimated useful lives as those used in our calculation of asset retirement obligations under Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. PV-10 is a non-GAAP financial measure; therefore, the following table reconciles our calculation of PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Management believes that PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. Further, professional analysts and sophisticated investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. Management also uses this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating us. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

The following table represents a reconciliation of our PV-10 to Standard Measure of discounted future net cash flows.

At December 31, 2008
(Unaudited)
(In millions)
Present value of estimated future net revenues before asset retirement obligations	$1,371.8
Present value of estimated asset retirement obligations, discounted at 10%	(440.9)

Present value of estimated future net revenues (PV-10)	930.9
Future income taxes, discounted at 10%	(169.2)

Standardized measure of discounted future net cash flows	$761.7